Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the Registration Supplements No. 10 and No. 12 which forms part of the DevvStream Corp. Registration Statement on Form S-1 File No. 333-285728 and File No. 333-286070 of our report dated March 6, 2025, with respect to the consolidated financial statements of DevvStream Holdings Inc. as at July 31, 2024 and for the year ended July  31,  2024,  as  filed  with  the  United  States  Securities  and  Exchange  Commission  and relating  to  the  financial  statements  of  DevvStream  Corp.  appearing  in  Form  10-K  of DevvStream Corp. for the year ended July 31, 2025.

/s/ MNP LLP

Chartered Professional Accountants
Licensed Public Accountants
Toronto, Canada
November 7, 2025